Exhibit #10.9

CAMDEN NATIONAL CORPORATION

EXECUTIVE DEFERRED COMPENSATION PLAN

(As Amended and Restated Effective January 1, 2005)

i

4.2	Company Contributions	11

ARTICLE V	Accounts and Investments	13

5.1	Accounts	13
5.2	Adjustments	14
5.3	Investment Transition	15
5.4	Participant-Directed Investing	16

5.5	Unfunded Plan	17

ARTICLE VI	Distributions	18

6.1	Vesting	18
6.2	Timing of Distributions	18
6.3	Forms of Distribution	20
6.4	Distribution Upon Death	21
6.5	Effect of a Control	22
6.6	Hardship Withdrawals	23

ARTICLE VII	Benefit Claim and Appeal Procedures	23

7.1	Claim for Benefits	23
7.2	Request for Review of a Denial of a Claim	24
7.3	Decision Upon Review of a Denial of a Claim	24
7.4	Mediation and Litigation of Disputes	25

ARTICLE VIII	Administration	26

8.1	Amendment	26
8.2	Company’s Right to Terminate	26
8.3	Special Termination	26

ARTICLE IX	Miscellaneous	27

9.1	Separation of Plan; No Implied Rights	27
9.2	No Right to Company Assets	28
9.3	No Employment Rights	28
9.4	Offset	28
9.5	Protective Provisions	29
9.6	Non-Assignability	29
9.7	Gender and Number	29
9.8	Notice	29
9.9	Governing Laws	30

ii

CAMDEN NATIONAL CORPORATION

EXECUTIVE DEFERRED COMPENSATION PLAN

(As Restated January 1, 2005)

ARTICLE I

History and Purpose

Camden National Corporation (the “Company”) maintains an Executive Deferred Compensation Plan (the “Plan”) for the benefit of certain officers and highly compensated managerial employees. The Plan has been implemented and documented through a series of annual deferred compensation agreements with each participating employee. The Plan enables eligible executives to defer compensation on a non-tax-qualified basis to supplement benefits for their retirement security. The Plan is maintained as a “top hat” plan exempt from ERISA regulations; that is, an unfunded plan primarily for the benefit of a select group of management or highly compensated employees within the meaning of Section 201(2) and other applicable provisions of ERISA.

To simplify Plan documentation, conform the Plan to the new deferred compensation rules under Section 409A of the Internal Revenue Code and commence participant-directed deemed investing of accounts under the Plan, the Company establishes this new Plan document, as an amendment and complete restatement, to govern the operation of the Plan on and after the January 1, 2005 effective date of this restatement. The Plan hereafter shall consist of this document, as amended from time to time, which shall supersede the February, 2006 409A Transitional Amendment and all the Executive Deferred Compensation Agreements previously entered into annually between the Company and each participating employee.

ARTICLE II

Definitions

Section 2.1. Account means the separate bookkeeping account maintained by the Administrator with respect to each Participant in accordance with Article V. A Participant’s Account shall be used solely as a device for the measurement and determination of the amount to be paid to the Participant as a benefit pursuant to the Plan, subject to the terms and conditions applicable under the Plan. A Participant’s Account shall not constitute or be treated as a trust fund, escrow or other funding arrangement of any kind.

Section 2.2. Administrator means the committee established and maintained pursuant to Article VII of the Plan, as such committee is constituted from time to time. The Administrator shall have exclusive authority and discretion to manage and administer the Plan. In the absence of any other designation, the Compensation Committee of the Company’s Board of Directors shall serve as the Administrator.

Section 2.3. Beneficiary means any individual or other person properly designated by a Participant to be entitled to receive or share in any benefit due to be paid on or after the Participant’s death, provided such person is surviving, in accordance with Section 6.5 of the Plan. In the absence of a valid designation or in the event no designated Beneficiary survives the Participant, than the Beneficiary shall be the default person or entity prescribed in Section 6.5.

Section 2.4. Bonus means performance-based compensation within the meaning of Section 409A(a)(4)(B)(iii) of the Code, where the amount of, or entitlement to, that compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least twelve (12) months in which the Participant performs services for the Company. Performance criteria will be considered pre-established if set forth in writing not later than ninety (90) days into the performance period. The criteria must be set at a level that is not substantially certain to be met at the time the criteria are established. Any bonus that does not meet this definition shall be treated as basic Compensation for purposes of the deferral election timing provisions of Section 4.1 of the Plan.

Section 2.5. Change of Control means the occurrence of any one of the following events:

(a) any “Person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its Subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or

(b) persons who, as of the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the Effective Date shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by either (i) a vote of at least a majority of the Incumbent Directors, or (ii) a vote of at least a majority of the Incumbent Directors who are members of a nominating committee comprised, in the majority, of Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(c) the consummation of a consolidation, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction in which the stockholders of the Company immediately prior to the Corporate Transaction, would, immediately after the Corporate Transaction, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the corporation issuing cash or securities in the Corporate Transaction (or of its ultimate parent corporation, if any); or

(d) the approval by the stockholders of any plan or proposal for the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred for purposes of the foregoing clause (a) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of shares of Voting Securities beneficially owned by any person to 25 percent or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting

Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 25 percent or more of the combined voting power of all then outstanding Voting Securities, then a “Change of Control” shall be deemed to have occurred for purposes of the foregoing clause (a).

The foregoing definition of Change of Control shall apply under this Plan only to the extent that the foregoing Change of Control events constitute a “change in the ownership” of the Company, a “change in effective control” of the Company, or a “change in the ownership of a substantial portion of the assets” of the Company, as those terms are defined in regulations under Code Section 409A(a)(2)(A)(v).

Section 2.6. Code means the Internal Revenue Code of 1986, as amended from time to time. References to Code Sections in the Plan shall be deemed to refer also to such regulations and other administrative guidance as the Internal Revenue Service has published regarding the cited statute.

Section 2.7. Company means Camden National Corporation, a Maine corporation, and its successors and assigns.

Section 2.8. Compensation means gross salary payable before pre-tax deferrals with respect to other benefit plans and deferred compensation arrangements, excluding imputed income, any Bonus and any items of extraordinary compensation determined by the Administrator to be excluded for purposes of this Plan.

Section 2.9. Contributing Participant means a Participant for whom a Deferred Compensation Agreement, Deferred Compensation Election or Deferred Bonus Election is in effect in accordance with Sections 3.2 and 4.1 of the Plan.

Section 2.10. Deferred Bonus Election means a Participant’s election to defer amounts from his or her Bonus in accordance with Section 4.1 of the Plan.

Section 2.11. Deferred Compensation Agreement means a Participant’s agreement to defer amounts from his or her Compensation and/or Bonus for Plan Years ending on or before December 31, 2006, in accordance with Section 4.1 of the Plan.

Section 2.12. Deferred Compensation Election means a Participant’s election to defer amounts from his or her Compensation for Plan Years beginning on or after January 1, 2007, in accordance with Section 4.1 of the Plan.

Section 2.13. Disability means the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of at least twelve (12) months. To the extent a determination of disability under the Company’s long-term disability plan is consistent with the foregoing definition, the Administrator may rely on such determination for purposes of this Plan as well.

Section 2.14. EIP means the Company’s Executive Incentive Plan, as from time to time in effect.

Section 2.15. Election means a Participant’s choice to defer any portion of his or her Compensation or Bonus through a Deferred Compensation Agreement, a Deferred Compensation Election or a Deferred Bonus Election under this Plan.

Section 2.16. ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time, and applicable regulations thereunder.

Section 2.17. Executive Deferred Compensation Agreement(s) means any agreement(s) entered into between the Company and any Participant annually for any Plan Year ending before January 1, 2007, which set forth the Participant’s deferral rights for the subject Plan and the terms for management and disposition of the Participant’s Account. Such Agreements, in aggregate, constituted the Plan document prior to the adoption of this instrument. Such Agreements are incorporated by this reference into this Plan document and shall remain enforceable to the extent not inconsistent with this Plan document, but effective for Plan Years beginning on or after January 1, 2007 the use of such Agreements shall be discontinued and this Plan instrument shall exclusively govern the operation of the Plan, including Accounts established under such prior Agreements, thereafter.

Section 2.18. Hardship means a severe financial hardship of the Participant or Beneficiary resulting from (i) an illness or accident suffered by that individual or by his/her spouse or dependent (as defined in Code Section 152(a)); (ii) loss of the Participant’s or Beneficiary’s property due to casualty (including the need to rebuild a home following damage not otherwise covered by insurance); or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s or Beneficiary’s control. This definition shall be construed so as to comply with the definition of “unforeseeable emergency” under Section 409(a)(2)(B)(ii) of the Code.

Section 2.19. Inactive Participant means a Participant with an Account balance under the Plan but who does not have a Deferred Compensation Agreement, Deferred Compensation Election or Deferred Bonus Election in effect under the Plan.

Section 2.20. Matching Contributions means contributions made by the Company based on deferral contributions elected by a Participant, in accordance with Section 4.02(a) of the Plan.

Section 2.21. New Participant’s Election means an election made in accordance with Section 6.2 below by a Participant upon his or her initial eligibility to participate in the Plan regarding the form of a possible future benefit distribution.

Section 2.22. Participant means an eligible employee under Section 3.1 who either has a deferral Election in effect (a “Contributing Participant”), has an Account balance to his or her credit under the Plan (an “Inactive Participant”), or who is a Contributing Participant with an Account balance.

Section 2.23. Plan means the Camden National Corporation Executive Deferred Compensation Plan, as set forth in this instrument and as amended from time to time hereafter. Prior to the adoption of this instrument as a restatement of the Plan, the Plan consisted of a series of annual Executive Deferred Compensation Agreements made by each Participant and a 409A Transitional Amendment made in February, 2006. Those prior documents are incorporated herein by this reference as governing the terms and operation of the Plan prior to the adoption of this restatement, but this restatement supersedes those prior documents and controls the terms and operation of the Plan hereafter.

Section 2.24. Plan Year means the annual period by which the Plan’s operations are conducted and measured and for all purposes the Plan Year shall be the same as a calendar year.

Section 2.25. Profit Sharing Contributions means any Company contributions made in accordance with Section 4.2(b) of the Plan.

Section 2.26. Savings Plan means the Camden National Corporation Retirement Savings 401(k) Plan, a tax-qualified 401(k) plan, as in effect from time to time.

Section 2.27. Termination of Employment means the Participant ceasing his or her employment with the Company (or any affiliate or subsidiary of the Company) for any reason whatsoever, whether voluntarily or involuntarily, including by reason of retirement, death or Disability; provided, however, that the employment relationship is treated as continuing intact while the Participant is on military leave, sick leave or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six (6) months or, if longer, so long as the Participant’s right to reemployment with the Company is provided either by statute or by contract. Notwithstanding the foregoing, this definition shall be construed as closely as possible to be consistent with corresponding distributable events under the Savings Plan, but at all times this definition shall be construed to comply with the definition of “separation from service” under Section 409(A)(a)(2)(A)(i) of the Code and regulations thereunder.

Section 2.28. Transitional Distribution Election means a Participant’s election made in 2006 in accordance with Section 6.2(b) which shall supersede any prior distribution election and govern the manner of the Participant’s Account distribution, subject to any subsequent Hardship Distribution Election, commencing after December 31, 2006.

ARTICLE III

Participation

Section 3.1. Eligibility. Only employees of the Company (or any subsidiary or affiliate) who are participants in the Company’s Executive Incentive Plan (“EIP”) shall be eligible to participate in this Plan. An employee must be an EIP participant as of the first day of a Plan Year to be eligible to be a Contributing Participant in this Plan for that Plan Year.

Section 3.2. Participation. If the eligible employee executes an appropriate Deferred Compensation Agreement (for Plan Years ending on or before December 31, 2006), a Deferred Compensation Election (for Plan Years beginning on or after January 1, 2007), or a Deferred Bonus Election (for Plan Years ending on or after December 31, 2005), that employee will be a Contributing Participant for the Plan Year to which his or her deferral election relates. Except for Deferred Bonus Elections made under Section 4.1(b), an employee may commence participation only as of the start of a Plan Year. For this purpose, Deferred Bonus Elections shall be considered to relate back to the start of the Plan Year.

An individual who has an Account balance attributable to being a Contributing Participant for a previous Plan Year but who is not a Contributing Participant for the current Plan Year shall be considered an Inactive Participant for the current Plan Year.

ARTICLE IV

Contributions

Section 4.1. Participant Deferrals. (a) An employee who is eligible to participate for the first time and who wishes to participate in the Plan must execute and file with the Company the appropriate Deferred Compensation Agreement or Deferred Compensation Election before the start of the Plan Year to which it applies. No Deferred Compensation Agreement or Deferred Compensation Election may take effect after the start of the Plan Year to which it applies.

Any Participant who already has an Account balance under the Plan and is eligible to contribute for a subsequent Plan Year must execute and file their Deferred Compensation Election, if any, before the start of the Plan Year to which that deferred Election applies. Deferred Compensation Elections must be made affirmatively and separately for each Plan Year; such Elections will not renew automatically.

Each Deferred Compensation Agreement or Election shall specify, in such manner as the Administrator may allow, either the percentage or dollar amount of Compensation to be deferred.

(b) Any employee eligible to participate for a given Plan Year may separately make and file a Deferred Bonus Election stating the percentage or dollar amount of Bonus, if any, to be deferred for that Plan Year. A Deferred Bonus Election may be executed and filed with the Company no later than six (6) months prior to the end of the calendar year for which the Bonus is earned, provided that the employee has provided services covered by the performance Bonus since the start of that calendar year (or the date as of which the performance criteria are established for that year, if later) and, at the time the deferred election is made, the Bonus is not substantially certain to be paid and is not readily ascertainable. The conditions stated in this paragraph shall apply only to the extent required by applicable regulations under Code Section 409A; otherwise a Deferred Bonus Election may be made by the six (6) month advance deadline stated above without regard to the other conditions of this paragraph.

(c) An eligible employee or Inactive Participant who fails to file a Deferred Compensation Agreement or Election in accordance with this Section 4.1 for a particular Plan Year shall not be eligible to become a Contributing Participant for that Plan Year, but his or her eligibility to contribute for a subsequent Plan Year, as determined under Section 3.1, shall not be affected by such failure to contribute for any prior Plan Year. A Contributing Participant may suspend, but not otherwise modify, his or her deferral Election for a given Plan Year once the original Election for that Plan Year has taken effect.

Section 4.2. Company Contributions. The Company shall have complete discretion whether or not to make contributions to the Plan on behalf of Participants and in such amounts and at such times as the Board shall determine. Company contributions, if any, shall be designated as either matching or profit sharing contributions, or both, for the Plan Year for which they are made. Company contributions are primarily intended to help prevent Participants from being short-changed under the Savings Plan because they make deferral elections under this Plan.

(a) Matching Contributions, if any, may be made in any amount up to a maximum for any Plan Year determined as follows:

(i)	Determine the sum of:

(A)	the Participant’s Compensation for the Plan Year and

(B)	any Bonus actually paid to the Participant during the Plan Year.

(ii)	Determine the lesser of:

(A)	the sum determined under (i) above, or

(B)	the IRS limit on eligible compensation under the Savings Plan for the Plan Year.

The result shall be the amount of Compensation plus Bonus under this Plan which is eligible for Matching Contributions.

(iii)	Divide the actual amounts deferred by the Participant under the Savings Plan for the Plan Year by the amount determined under (ii) above to determine a hypothetical deferral percentage of compensation that is eligible for Matching Contributions.

(iv)	Determine the amount of Company matching contributions (as a percentage of compensation) that would be credited to the Participant under the terms of the matching formula used by the Savings Plan assuming that the Participant’s actual deferral percentage under the Savings Plan for the Plan Year was equal to the hypothetical deferral percentage derived under (iii) above.

(v)	Multiply the percentage from (iv) above by the amount from (ii) above.

(vi)	Subtract the amount of matching contributions actually credited to the Participant’s account under the Savings Plan for the Plan Year from the amount derived under (v) to determine the amount to be credited as a Matching Contribution to the Participant’s Account under this Plan for the Plan Year.

(b) Profit Sharing Contributions may be made for any Plan Year, in the Company’s discretion, to make up for any profit sharing contributions not made under the Savings Plan for the same Plan Year because of deferrals made by Participants under this Plan. Any Profit Sharing Contribution made to this Plan for a Plan Year shall be credited only to the Accounts of Participants (whether Contributing or Inactive) who meet the service and employment requirements for eligibility to share in profit sharing contributions under the Savings Plan for that same Plan Year. Profit Sharing Contributions shall be allocated as a percentage of the eligible Participant’s combined Compensation plus Bonus for the Plan Year, but any sum of Compensation plus Bonus that exceeds the legal limit on eligible compensation that can be counted under the Savings Plan for the Plan Year shall not be counted under this Plan for purposes of calculating and allocating Profit Sharing Contributions. The percentage used to allocate Profit Sharing Contributions shall be equal to the percentage, if any, of eligible compensation that is allocated to eligible Savings Plan participants for the same Plan Year.

(c) A one-time “make-up” contribution shall be made by the Company in accordance with this paragraph. Excess contributions were erroneously made under the Savings Plan for the benefit of certain Participants in this Plan for the calendar years 2002 – 2004. Together with investment experience adjustments thereon, those excess contributions were removed from the Savings Plan accounts of those affected Participants. The amounts so removed from the Savings Plan shall be credited, respectively, as additional one-time “make-up” Company contributions to the Accounts of those affected Participants. These “make-up” contributions shall be made and credited on or prior to March 31, 2006 under this Plan to each affected employee who is a Participant in this Plan on such contribution date. These “make-up” contributions shall be allocated to the respective deferral, matching and profit sharing contribution Accounts of the Participants for whom they are made in the same proportions as they were so allocated under the respective Participant’s corresponding Savings Plan accounts.

ARTICLE V

Accounts and Investments

Section 5.1. Accounts. A bookkeeping Account, with such sub-accounts as the Administrator deems necessary or appropriate, shall be maintained on behalf of each Participant. A Participant’s Account shall be credited with any deferrals and Company contributions attributable to that Participant. Adjustments to each respective Account shall be made for deemed investment experience, distributions, expenses and corrections (if any) as and to the extent authorized in this Article V.

Section 5.2. Adjustments.

(a) Crediting Contributions. Employee deferral contributions shall be credited to the Contributing Participant’s Account as soon as administratively practical after the paycheck is issued for the payroll period from which such deferral was taken. Matching and Profit Sharing Contributions, if any, shall be made annually not later than the next March 31 following the Plan Year in which such contribution was earned. Such annual contributions shall be credited as of the date they are made. For this purpose a contribution will be considered made by the Company as of the first date on which it has been approved by the Company and, where applicable, set aside by the Company or formally declared to the Participants. The one-time “make-up” contributions made under Section 4.2(c) above shall be credited as of the date they are made, as provided therein.

(b) Debiting Withdrawals. Any manner of distribution or withdrawal shall be deducted from the Account of the affected Participant or Beneficiary as of the date on which such payment is scheduled to be made under the Plan. No interest crediting or investment adjustments shall be made to the Participant’s Account on any distribution or withdrawal amount with respect to any period after the scheduled date of such distribution or withdrawal.

(c) Crediting Investment Experience. The Plan shall allow Participant-directed investing commencing as of April 1, 2006. Participant-directed investing shall be voluntary and elective for the remainder of 2006, but shall be mandatory for all Participants beginning January 1, 2007. Participants who elect to direct the investment of their Accounts in accordance with Section 5.3 below shall have the net deemed investment experience of their Account from April 1 through December 31, 2006 credited to or debited from this Account, as the case may be, on a daily basis. Those Participants shall also have interest on their March 31, 2006 Account balances respectively credited to their Accounts as of December 31, 2006 in the amount of one-quarter of the 5.25% annual fixed rate of return in effect through March 31, 2006 for all Participant Accounts. This interest credit shall be calculated on the prior Plan Year-end Account balance plus 2006 contributions credited to the Participant’s Account for the period through March 31, 2006 as if those contributions were made and credited in full as of January 1, 2006.

Participants who choose to remain under the Plan’s fixed income investment formula for all of 2006 will have income equal to a 5.25% annualized interest rate credited to their respective Accounts as of December 31, 2006. The fixed income credits under this paragraph shall be calculated on a principal amount equal to the sum of the Participant’s December 31, 2005 Account balance plus all the Participant’s 2006 deferral contributions made to this Plan as if those contributions were made and credited in full as of January 1, 2006.

Beginning with the 2007 Plan Year, all Participants shall direct the investment of their Accounts. Deemed investment experience (including unrealized appreciation or depreciation in the value of the Account’s share of each available investment fund) shall be credited daily to the Participant’s Account based on the Account balance, adjusted as provided under this Article V, including for contribution credits and distribution debits as made.

Section 5.3. Investment Transition. (a) Pre-2006. Prior to April 1, 2006 there shall be no Participant-directed investing of Accounts under the Plan. For Plan Years ending prior to that date, each Participant’s Account shall be credited annually as of the last day of each Plan Year with fixed interest at the rate of 5.25% per annum or such other rate as designated by the Company for that Plan Year. That interest credit shall be calculated on the prior Plan Year-end Account balance plus contributions credited to the Participant’s Account for the current Plan Year as if those contributions were made and credited in full back on the first day of that current Plan Year. Interest shall not be credited for the Plan Year to the Account of any Participant whose benefit distribution has commenced before the last day of that Plan Year.

(b) After 2005. Commencing April 1, 2006, there shall be voluntary Participant-directed investing of Accounts as described in Section 5.2(b) above. Fixed income investment credits shall continue through March 31, 2006 for all Participants, and through December 31, 2006 for any Participants who do not choose to begin Participant-directed investing as of April 1, 2006, as described in Section 5.2(b) above. Beginning January 1, 2007, all Participants shall be required to direct the investment of their respective Accounts. The fixed income investment formula applicable prior to 2007 shall not apply under the Plan to any Plan Year that begins after December 31, 2006.

Section 5.4. Participant-Directed Investing. Commencing April 1, 2006, the same investment funds offered from time to time as investment options under the Savings Plan shall be offered as phantom investment options under this Plan. Participants may direct how they would prefer their Accounts to be invested from among those investment options. Participants may make those phantom investment choices by filing their deemed investment election with the Administrator. Investment elections shall be filed in such manner as the Administrator approves, which may include (i) online using a designated website, or (ii) by telephone direction through a designated customer service representative. Such investment directions shall be directed to the Administrator or to such other Plan service provider as the Administrator shall approve and identify to Participants for this purpose. Investment directions may be made separately for current Account balances and for future contribution credits. Participants may change investment directions by filing an investment election at any time, to take effect prospectively in accordance with Plan procedures.

During any period commencing on or after January 1, 2007 for which a Participant has not filed an investment election, the Participant’s Account shall be deemed invested in the default investment option so designated under the Plan. The default investment option shall be the same default option that applies from time to time under the Savings Plan. It is a conservative money market fund designed primarily to preserve principal, with modest income potential.

Participant investment directions shall provide the means of determining the net investment experience credit or debit adjustment to be recorded daily for each respective Participant’s Account. However, nothing in this Plan shall require that any funds be set aside to provide benefits under this Plan, or that any Participant’s investment directions be followed for any purpose other than calculating and recording investment adjustments. Hence, investment directions made under this Plan shall be considered phantom or “deemed” investment directions, rather than directions that control actual investments.

Section 5.5. Unfunded Plan. The Plan shall continue to be unfunded for purposes of ERISA and the Participants shall remain only unsecured creditors of the Company with respect to claims for benefits under the Plan. The Company shall not be obligated to make all or any particular contributions called for under the Plan to any separate trust or other funding vehicle. Nothing in this Plan shall require that any trust be established for purposes of this Plan or that any trust that is so established be fully funded with respect to amounts credited to Participants’ Accounts.

ARTICLE VI

Distributions

Section 6.1. Vesting. Vesting refers to the portion of the Participant’s Account that the Participant is entitled to receive as a benefit distribution when payment comes due under this Article VI. Participants shall not, however, have any vested interest in any particular Account balance before payment comes due.

Participants shall be 100% vested at all times in the portion of their Accounts attributable to their own deferrals made under Section 4.1, as well as Company Matching Contributions made under Section 4.2(a). A Participant’s interest in Profit Sharing Contributions made under Section 4.2(b) shall vest on the same seven year graduated vesting schedule applicable to profit sharing contributions under the Savings Plan. Make-up contributions made under Section 4.2(c) shall vest on the same basis as applies to the deferral, matching or profit sharing contribution Account to which such contribution is allocated.

Section 6.2. Timing of Distributions. (a) A Participant shall become entitled to receive a distribution of his or her entire Deferred Compensation Account, payable in the manner provided in this Article VI, upon the later of the Participant’s Termination of Employment or the Participant attaining age 55.

(b) Notwithstanding any prior distribution elections made by the Participant under the Plan and pursuant to transition rules under Code Section 409A, any Participant who desires to designate a distribution method or who has made a prior distribution election shall be required to file a Transitional Distribution Election on or before December 31, 2006. Such new election shall supersede and nullify any prior distribution election by the Participant, except no new Transitional Distribution Election shall be permitted to change any payment due during the 2006 Plan Year or to cause any payment to commence during that Plan Year. A Transitional Distribution Election made under this paragraph shall apply to the Participant’s entire benefit under the Plan. The new election may only designate an optional form of distribution; no distribution dates may be elected. Except as provided above with respect to 2006 distributions, all distribution elections made prior to the adoption of this Plan restatement shall expire and cease to apply immediately upon the earlier of the Participant’s filing of a Transitional Distribution Election under this paragraph or December 31, 2006.

(c) Any Participant who fails to file a Transitional Distribution Election on or before December 31, 2006 shall be subject to the automatic or default form of distribution provided in Section 6.3(a), unless the Participant makes a New Participant’s Election in accordance with the further provisions of this Section 6.2 below. A New Participant’s Election may be made not later than thirty (30) days after (i) the individual first becomes eligible to participate in the Plan, or (ii) the individual’s first deferral election is made under this Plan, provided that an election under this item (ii) shall be valid only if determined to comply with Code Section 409A. Other than through a New Participant’s Election or a Transitional Distribution Election, a Participant may not select or change the form of distribution of any benefit payable under the Plan.

(d) No acceleration of benefit payments may be permitted, except as provided in Sections 6.4(a), 6.6, 8.2 and 8.3 below or to the extent otherwise allowed by the Administrator, all in accordance with regulations under Code Section 409A(a)(3).

(e) Elections of any type under the Plan shall be made by the Participant by either signing and filing an approved hard copy election form with the Administrator or by such online procedures as the Administrator may approve for such purpose. Faxed or e-mailed forms may be accepted as duly filed under such conditions and circumstances as the Administrator shall determine.

Section 6.3. Forms of Distribution.

(a) Method of Payment. Three forms of distribution are available under the Plan:

(i)	payment in a single lump sum;

(ii)	payment in substantially equal, annual installments over a period of five (5) years; or

(iii)	payment in substantially equal, annual installments over a period of ten (10) years.

The lump sum method shall be the automatic form of payment for Participants whose Termination of Employment is voluntary and precedes their attaining age 55, provided that their vested benefit also is less than $50,000. For all other Participants the ten (10) year installment method shall be the default form of distribution if no other method is either specified in the Plan or elected by and validly in effect for the Participant. Installments for each year shall be calculated by dividing the Account balance then payable by the number of years remaining on the installment schedule.

Except as otherwise provided in the Plan, Participants may file elections choosing any one of the three distribution options, but only one form of distribution shall apply and it shall apply to the Participant’s entire Account. Form of distribution elections shall be made and changed only in accordance with the election procedures set forth in Section 6.2 above.

(b) Timing. (i) Distributions shall commence as of the next January 1st (payable as soon as practical thereafter) following the month in which the Participant’s Termination of Employment, or later attainment of age fifty-five (55), occurred, except: (i) if a later date applies under the next paragraph; (ii) as provided for certain death benefits under Section 6.4(a); (iii) for hardship withdrawals under Section 6.6; or (iv) as provided in the event of Plan termination under Article VIII.

For any Participant who qualifies as a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), distribution in connection with a Termination of Employment shall be deferred until the first day of the first calendar month that begins after the sixth (6th) monthly anniversary of the date on which the Participant’s Termination of Employment took effect. This paragraph shall apply only to further delay distributions where the January 1st date applicable under the general rule of the preceding paragraph would arrive before the sixth (6th) monthly anniversary of the Participant’s Termination of Employment.

Section 6.4. Distribution Upon Death.

(a) If a Participant dies prior to commencing benefit payments under the Plan, distribution of the Participant’s Account shall be made instead to the Participant’s surviving Beneficiary in accordance with by the method of payment in effect (i.e. on file) on the Participant’s death, with the amount determined as of the Participant’s date of death and payable commencing as soon as administratively practical thereafter. The six (6) month delayed distribution rule for a Termination of Employment by a “specified employee” under Section 6.3(b) shall not apply to distributions upon the Participant’s death, even if such death caused his or her Termination of Employment.

(b) If a Participant dies after having commenced receiving installment payments under the Plan, then the Participant’s remaining vested Account balance shall be paid to the Participant’s surviving Beneficiary by continuing payment under the method in effect on the Participant’s death.

(c) A Participant may designate any one or more Beneficiary(ies) to receive any remaining portion of the Participant’s Account not yet distributed as of the date of his or her death. The Beneficiary designation may be filed with the Administrator at any time prior to the Participant’s death. If multiple Beneficiaries are named, they shall share equally in the distribution unless a different allocation is specified by the Participant on the Beneficiary designation. Primary and secondary Beneficiaries may be designated, with secondary Beneficiaries becoming entitled to a benefit only if no primary Beneficiary survives the Participant. Changes of Beneficiary designations may be filed at any time during the Participant’s lifetime. Each successively filed change shall cancel and supersede any and all prior Beneficiary designations. Spousal consent shall not be required as a condition for any Beneficiary designation, nor shall the consent of any designated Beneficiary be required to make any subsequent change in Beneficiary designation valid. If no Beneficiary designation is in effect upon the Participant’s death, the Beneficiary shall be the Participant’s estate.

Section 6.5. Effect of a Change of Control. If there is a Change of Control, then, notwithstanding any other provision of this Plan:

(i)	If the Administrator so declares in its sole discretion, uniformly for all Participants with Account balances at the time of the Change of Control, vesting may be accelerated to 100% effective upon the Change of Control.

(ii)	The Change of Control itself shall not constitute a distributable event, except with respect to a special Plan termination under Section 8.3.

Section 6.6. Hardship Withdrawals. In the event that the Administrator, upon written petition of the Participant (or, after the Participant’s death, the written petition of his or her Beneficiary), determines in its sole discretion that the Participant (or his or her Beneficiary) has suffered a Hardship, the Company may distribute to the Participant (or his or her Beneficiary) as soon as reasonably practical following such determination, an amount, not in excess of the value of the Participant’s Account, necessary to satisfy the Hardship. A distribution due to Hardship may not be made to the extent the emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the petitioner’s assets (to the extent such liquidation would not cause severe financial hardship) or by cessation of deferrals under the Plan. The amount necessary to satisfy the Hardship may, upon request, include amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution. Notwithstanding the foregoing, each determination of Hardship and of the corresponding distributable amount shall be made by the Administrator so as to comply with the conditions for distribution upon an “unforeseeable emergency” under Code Sections 409(A)(a)(2)(A)(vi) and 409A(a)(2)(B)(ii). For the purpose of determining the order of Hardship withdrawals under this Plan and the Savings Plan, exhaustion of hardship withdrawal rights under the Savings Plan shall not be required as a condition for receiving a benefit under this Section 6.6.

ARTICLE VII

Benefit Claim and Appeal Procedures

Section 7.1. Claim for Benefits. Any claim for benefits or other rights under the Plan shall be made in writing to the Administrator. If such claim is wholly or partially denied by the Administrator, the Administrator shall, within a reasonable period of time, but not later than sixty (60) days after receipt of the claim, notify the claimant of the denial of the claim. Such notice of denial shall be in writing and shall contain:

(a)	The specific reason or reasons for the denial of the claim;

(b)	A reference to the relevant Plan provisions upon which the denial is based;

(c)	A description of any additional material or information necessary for the claimant to perfect the claim, together with an explanation of why such material or information is necessary; and

(d)	An explanation of the Plan’s claim review procedure.

Section 7.2. Request for Review of a Denial of a Claim. Upon the receipt by the claimant of written notice of the denial of a claim, the claimant may within ninety (90) days file a written request to the Administrator requesting a review of the denial of the claim. Such review shall include a hearing if deemed necessary by the Administrator. In connection with the claimant’s appeal of the denial of his/her claim, the claimant may review relevant documents and may submit issues and comments in writing. To provide for fair review and a full record, the claimant must submit in writing all facts, reasons and arguments in support of his/her position within the time allowed for filing a written request for review. All issues and matters not raised for review will be deemed waived by the claimant.

Section 7.3. Decision Upon Review of a Denial of a Claim. The Administrator shall render a decision on the claim review promptly, but no more than sixty (60) days after the receipt of the claimant’s request for review, unless special circumstances (such as the need to hold a hearing) require an extension of time, in which case the sixty (60) day period shall be extended to one hundred-twenty (120) days. Such decision shall:

(a)	Include specific reasons for the decision;

(b)	Be written in a manner calculated to be understood by the claimant; and

(c)	Contain specific references to the relevant Plan provisions upon which the decision is based.

The decision of the Administrator shall be final and binding in all respects on the Company, the claimant and any other person claiming an interest in the Plan through or on behalf of the claimant.

Section 7.4. Mediation and Litigation of Disputes.

(a) Mediation. If a claimant is not satisfied with the denial of his or her claim under the review procedures of Section 7.3, the claimant and the Company may try to settle the claim in good faith through mediation administered by the American Arbitration Association under its Commercial Mediation Procedures. The parties shall share equally the mediator’s costs and fees, and bear separately their own respective costs of mediation. All mediation shall be conducted at a mutually agreeable convenient location within the State of Maine. Mediation records shall not be admissible in any subsequent litigation and the positions of the parties taken in mediation shall not be binding, nor taken as any concession, representation or waiver, outside of the mediation process.

(b) Litigation. No litigation may be commenced by or on behalf of a claimant with respect to this Plan until after the claim review and mediation process described in this Article VII has been exhausted. Judicial review of Administrator action shall be limited to whether the Administrator acted in an arbitrary and capricious manner.

ARTICLE VIII

Administration

Section 8.1. Amendment. The Plan may be amended in whole or in part by a written instrument adopted by the Board of Directors of the Company (or that Board’s designee) at any time. Notice of any material amendment shall be given in writing to the Administrative Committee and to each Participant, retired Participant and each Beneficiary of a deceased Participant. No amendment shall retroactively decrease either the balance of a Participant’s Account or a Participant’s interest in his/her Account as existing immediately prior to the later of the effective date or adoption date of such amendment.

Section 8.2. Company’s Right to Terminate. The Company reserves the sole right to terminate the Plan, in whole or in part, by action of its Board of Directors at any time. In the event of any such termination, each affected Participant shall be deemed to have incurred a Termination of Service on the Plan termination date. Consequently, the Account of each affected Participant shall be distributed in the manner provided in Section 6.3 (without regard to the six (6) month delay thereunder) to the extent such Plan termination may be treated as a distributable event under Code Section 409A.

Section 8.3. Special Termination. Notwithstanding any other provisions of the Plan to the contrary, the Plan shall terminate if:

(i)	it is determined to the satisfaction of the Administrator that the Plan no longer qualifies as a “top hat” plan (that is, an unfunded pension benefit plan primarily benefiting a select group of management or highly compensated employees) so as to minimize ERISA regulation; or

(ii)	a Change of Control occurs and any resulting successor to the Company does not assume the Plan.

In such event, the Plan shall terminate as of the date of such Administrator determination or Change of Control. If the Plan termination is due to a Change of Control that qualifies as a distributable event under Code Section 409A, then all Participant’s Accounts (or remaining Account balances, for those in pay status) shall be distributed as a lump sum benefit promptly upon such Change of Control. For any other special Plan termination under this Section 8.3, no further contribution shall be made under the Plan after the date of such Plan termination, and distribution of each Participant’s Account shall be made in a lump sum as of the earliest possible distributable event applicable thereafter under Article VI, except with respect to any Participant whose Account is assumed by or transferred to another top hat plan established or maintained by the Company or any successor or affiliate of the Company.

ARTICLE IX

Miscellaneous

Section 9.1. Separation of Plan; No Implied Rights. The Plan shall not operate to increase any benefit payable to or on behalf of a Participant (or his Beneficiary) from any other Plan maintained by the Company. Neither the establishment of the Plan nor any amendment thereof shall be construed as giving any Participant, Beneficiary, or any other person any legal or equitable right unless such right shall be specifically provided for in the Plan or conferred by specific action of the Company in accordance with the terms and provisions of the Plan. Except as expressly provided in this Plan, the Company shall not be required or be liable to make any payment under this Plan.

Section 9.2. No Right to Company Assets. Neither the Participant nor any other person shall acquire by reason of the Plan any right in or title to any assets, funds or property of the Company whatsoever, including, without limiting the generality of the foregoing, any specific funds, assets or other property which the Company, in its sole discretion, may set aside in anticipation of a liability hereunder. Any benefits which become payable hereunder shall be paid from the general assets of the Company. The Participant and his/her Beneficiary shall have only a contractual right to the amounts, if any, payable hereunder, unsecured by any asset of the Company. Nothing contained in the Plan constitutes a guarantee by the Company that the assets of the Company shall be sufficient to pay any benefits due to any person.

Section 9.3. No Employment Rights. Nothing herein shall constitute a contract of employment or of continuing service or in any manner obligate the Company to continue the services of the Participant, or obligate the Participant to continue in the service of the Company, or as a limitation of the right of the Company to discharge any of its employees, with or without cause. Nothing herein shall be construed as fixing or regulating any Compensation or Bonus payable to any Participant.

Section 9.4. Offset. If, at the time payments or installments of payments are to be made hereunder, the Participant or the Beneficiary is indebted or obligated to the Company, then the payments remaining to be made to the Participant or the Beneficiary may, at the discretion of the Company, be reduced by the amount of such indebtedness or obligation. However, an election by the Company not to reduce any such payment or payments shall not constitute a waiver of its claim, or prohibit or otherwise impair the Company’s right to offset future payments for such indebtedness or obligation.

Section 9.5. Protective Provisions. In order to facilitate the payment of benefits hereunder, each employee who is eligible to participate in the Plan shall cooperate with the Company by furnishing any and all information requested by the Company, including taking such physical examinations as the Company may deem necessary, and taking such other action as may be requested by the Company. If the employee refuses to cooperate, he/she shall not become a Participant in the Plan and the Company shall have no further obligation to him/her under the Plan. In such event, the Participant or his/her Beneficiary shall receive a benefit equal to his/her Account determined and paid in accordance with Articles V and VI above.

In addition, any payments made under this Plan shall be subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) or any regulations thereunder.

Section 9.6. Non-Assignability. Neither the Participant nor any other person shall have any voluntary or involuntary right to commute, sell, assign, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are expressly declared to be unassignable and non-transferable. No part of the amounts payable shall be, prior to actual payment: (i) subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by the Participant or any other person, or (ii) transferable by operation of law in the event of the Participant’s or any other person’s bankruptcy or insolvency.

Section 9.7. Gender and Number. Wherever appropriate herein, the masculine may mean the feminine and the singular may mean the plural, or vice versa.

Section 9.8. Notice. Any notice required or permitted to be given under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, and if given to the Company, delivered to the principal office of the Company, directed to the attention of the Administrator. Such notice shall be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

Section 9.9. Governing Laws. The Plan shall be construed and administered according to the laws of the State of Maine.

IN WITNESS WHEREOF, this Plan restatement, having been first duly adopted by the Board, is hereby executed below by a duly authorized officer of the Company on this          day of                     , 2006, to take effect as of January 1, 2005.

CAMDEN NATIONAL CORPORATION

By:
Its: